Exhibit 99.1

CONNECTONE BANCORP, INC.

REPORTS FIRST QUARTER 2026 RESULTS

NET INTEREST MARGIN WIDENS BY 12 BASIS POINTS; TREND CONFIRMED

10% ANNUALIZED LOAN GROWTH

OPERATING PERFORMANCE ACCELERATES

TANGIBLE BOOK VALUE PER SHARE INCREASES

8.3% INCREASE IN COMMON DIVIDEND PER SHARE DECLARED

Englewood Cliffs, N.J., April 23, 2026 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $36.3 million for the first quarter of 2026 compared with $38.0 million for the fourth quarter of 2025 and $18.7 million for the first quarter of 2025.  Diluted earnings per share were $0.72 for the first quarter of 2026 compared with $0.75 for the fourth quarter of 2025 and $0.49 for the first quarter of 2025.  Return on average assets was 1.10%, 1.12% and 0.84% for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively. Return on average tangible common equity was 12.89%, 13.66% and 8.25% for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.

Pre-provision net operating revenue ("Operating PPNR") as a percentage of average assets was 1.81%, 1.75% and 1.34% for the quarters ending March 31, 2026, December 31, 2025 and March 31, 2025, respectively. The sequential increase in Operating PPNR was primarily due to a $2.2 million increase in net interest income, partially offset by a $0.9 million increase in operating expenses. Operating net income available to common stockholders was $39.6 million for the first quarter of 2026, $42.0 million for the fourth quarter of 2025 and $19.7 million for the first quarter of 2025.  Operating diluted earnings per share were $0.79 for the first quarter of 2026, $0.83 for the fourth quarter of 2025 and $0.51 for the first quarter of 2025.  Operating return on average assets was 1.19%, 1.24% and 0.88% for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively.  Operating return on average tangible common equity was 13.35%, 14.27% and 8.59% for the three months ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively. See supplemental tables for a complete reconciliation of GAAP earnings to operating earnings, and other non-GAAP measures.

The decrease in net income available to common stockholders during the first quarter of 2026 when compared to the fourth quarter of 2025 was primarily due to a $2.9 million increase in the provision for credit losses, a  $0.9 million increase in noninterest expenses and a $0.9 million increase in income tax expense, which were partially offset by a $2.2 million increase in net interest income and a $0.8 million increase in noninterest income.  The first quarter of 2026 included restructuring charges related to the merger with the First of Long Island Corporation ("FLIC") of $2.0 million reflecting our ongoing commitment to streamlining operations and enhancing organizational efficiency.  The increase in net income available to common stockholders and diluted earnings per share during the first quarter of 2026 when compared to the first quarter of 2025 was primarily due to a $43.0 million increase in net interest income and a $2.3 million increase in noninterest income, which was partially offset by an increase in noninterest expense of $18.6 million and an increase in income tax expense of $7.5 million.  The variances from the first quarter of 2026 to the first quarter of 2025 were primarily due to the merger with FLIC.

"ConnectOne began 2026 with robust momentum, positioning us for what we expect to be a strong year," commented Frank Sorrentino, ConnectOne's Chairman and Chief Executive Officer. "Loans and deposits both grew sequentially at an annualized rate of approximately 10%, while our net interest margin expanded by 12 basis points.  Accelerating portfolio loan yields are expected to support continued net interest margin expansion in the quarters ahead, even without further rate cuts."

"Expenses remain well-controlled as we continue to leverage merger synergies and drive additional productivity gains through increasing use of AI workflow across the organization." Mr. Sorrentino added, "During the first quarter, our strong retained earnings supported loan growth, share repurchases, and a 1.7% increase in tangible book value per share;  we are now approximately one quarter away from returning to our pre-merger tangible book value per share of $24.16."

"Our credit quality remained solid this quarter.  Although 30-59 day delinquencies increased due to one isolated credit relationship, net charge-offs (excluding PCD loans) declined to just 8 basis points annualized, a recent low. The nonaccrual loan ratio also decreased, while criticized and classified asset metrics remained at historically low levels, underscoring our continued portfolio management strength."

"Subsequent to quarter-end, noninterest income continued to build momentum, driven by accelerating SBA loan sale activity.  We generated an additional $1.1 million in gains in April, and the pipeline remains robust."  Mr. Sorrentino concluded, "Looking ahead to the remainder of the year, we're executing against our strategic priorities and remain well positioned to deliver long-term value for our shareholders in 2026 and beyond."

Dividend Declarations

The Company announced that its Board of Directors declared an increased quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.  A cash dividend on common stock of $0.195 per share, reflecting an increase of $0.015, or 8.3%, will be paid on June 1, 2026, to common stockholders of record on May 15, 2026.  A dividend of $0.328125 per depositary share, representing a 1/40th interest in a share of the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on June 1, 2026 to holders of record on May 15, 2026.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2026 was $110.0 million, an increase of $2.2 million, or 2.1%, from the fourth quarter of 2025, largely due to a 12 basis-point widening of the net interest margin to 3.39% from 3.27%.  The margin benefited from an increase in the yield on interest-earning assets, primarily due to loan repricing, combined with a 12 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits, and partially offset by an increased cost in borrowed funds.

Fully taxable equivalent net interest income for the first quarter of 2026 increased $43.4 million, or 65.2%, from the first quarter of 2025, due to a 46 basis-point widening of the net interest margin to 3.39% from 2.93%, and a 42.7% increase in average interest-earning assets.  The increase in average interest-earning assets was primarily due to the merger with FLIC.  The margin benefited from a 20 basis-point increase in the yield on interest-earning assets and a 49 basis-point decrease in the average costs of deposits, including noninterest-bearing deposits.

Noninterest income was $6.8 million in the first quarter of 2026, $6.0 million in the fourth quarter of 2025 and $4.5 million in the first quarter of 2025. The increase compared to the fourth quarter of 2025 was primarily due to a $1.0 million increase in net gains (losses) on equity securities.  The increase compared to the first quarter of 2025 was primarily due to a $1.4 million increase in BOLI income and a $1.3 million increase in deposit, loan and other income, which was partially offset by a $0.4 million decrease in net gains (losses) on equity securities. The year-over-year increases in BOLI income and deposit, loan and other income were primarily due to the merger with FLIC. Extending this positive momentum into the second quarter, the Company realized an additional $1.1 million in SBA loan sale gains in April 2026.

Noninterest expenses were $57.9 million for the first quarter of 2026, $56.9 million for the fourth quarter of 2025 and $39.3 million for the first quarter of 2025. Excluding merger expenses and restructuring charges and branch closing expenses, noninterest expenses totaled $55.7 million in the first quarter of 2026, $55.2 million in the fourth quarter of 2025 and $38.0 million in the first quarter of 2025.  The increase of $0.6 million during the first quarter of 2026 when compared to the fourth quarter of 2025 was primarily due to a $1.6 million increase in salaries and employee benefits, which was partially offset by a $0.4 million decrease in FDIC insurance expense and a $0.4 million decrease in amortization of core deposit intangible.  The $17.8 million increase in noninterest expenses for the first quarter of 2026 when compared to the first quarter of 2025 was primarily due to a $10.2 million increase in salaries and employee benefits, a $2.7 million increase in occupancy and equipment expenses, a $2.6 million increase in amortization of core deposit intangibles, a $0.8 million increase in other expenses, a $0.7 million increase in professional and consulting expense, and a $0.6 million increase in information technology and communication expenses.  The variances from the first quarter of 2026 to the first quarter of 2025 were primarily due to the merger with FLIC.

Income tax expense was $14.7 million for the first quarter of 2026, $13.9 million for the fourth quarter of 2025 and $7.2 million for the first quarter of 2025. The effective tax rates were 28.0%, 26.0% and 26.1% for the first quarter of 2026, fourth quarter of 2025 and first quarter of 2025, respectively. The increase in effective rates when compared to 2025 was primarily due to state and local apportionment factors associated with the FLIC merger.

Asset Quality

The provision for credit losses was $5.2 million for the first quarter of 2026, $2.3 million for the fourth quarter of 2025 and $3.5 million for the first quarter of 2025. In each of the quarters presented, the provision for credit losses reflected net portfolio growth, charges related to individually evaluated loans, and changing macroeconomic forecasts and conditions.  The current quarter's provision was driven by higher loan growth and increased qualitative factors, which were partially offset by improved loss drivers within our quantitative CECL model reflecting improved economic forecasts.

Nonperforming assets, which includes nonaccrual loans and other real estate owned (the Bank had no other real estate owned during the periods reported), were $41.6 million as of March 31, 2026, $45.9 million as of December 31, 2025 and $49.9 million as of March 31, 2025.  Nonperforming assets as a percentage of total assets improved to 0.29% as of March 31, 2026, versus 0.33% as of December 31, 2025 and 0.51% as of March 31, 2025. The ratio of nonaccrual loans to loans receivable also improved to 0.35%, as of March 31, 2026, versus 0.40% and 0.61%, at December 31, 2025 and March 31, 2025, respectively.  The annualized net loan charge-offs ratio (excluding PCD loans) was 0.08% for the first quarter of 2026, 0.17% for the fourth quarter of 2025 and 0.17% for the first quarter of 2025.

The allowance for credit losses ("ACL") represented 1.30%, 1.35% and 1.00% of loans receivable as of March 31, 2026, December 31, 2025 and March 31, 2025, respectively.  The ACL decreased $1.2 million to $153.1 million as of March 31, 2026, compared to $154.3 million as of December 31, 2025. The ACL as a percentage of nonaccrual loans was 368.1% as of March 31, 2026, 336.1% as of December 31, 2025 and 165.3% as of March 31, 2025.

Criticized and classified loans as a percentage of loans receivable improved to 2.26% as of March 31, 2026, down from 2.49% as of December 31, 2025 and from 2.79% as of March 31, 2025.  Loans past due 30-59 days were 0.81% of loans receivable as of March 31, 2026, 0.19% as of December 31, 2025 and 0.18% as of March 31, 2025. This rise is predominantly due to an interrelated series of credits totaling $63.8 million secured by 19 multifamily NYC rent-regulated properties. We are working with our client to resolve these credits; however, the resulting financial impact cannot be determined at this time.

The Bank maintains a solid reserve position, particularly within its rent-regulated multifamily portfolio, which includes significant credit and fair value marks applicable to the portfolio acquired from FLIC, in addition to qualitative ACL allocations applicable to its legacy portfolio. The following table provides additional information on the Bank's New York City ("NYC") rent-regulated portfolio as of March 31, 2026:

($millions)	Portfolio Composition	% of Total Loans	Unpaid Principal Balance	Offsets (3)	Offset %	Avg. Loan Size
Acquired Portfolio (1)	61.0%	3.5%	$412.5	$(66.1)	16.0%	$2.4
Legacy ConnectOne (2)	39.0	2.2	263.4	(14.8)	5.6	2.9
Total Rent-Regulated	100.0%	5.7%	$675.9	$(80.9)	12.0	2.6

Note: Rent-regulated includes loans secured by multifamily properties with 50% or greater units subject to NYC rent-stabilization guidelines.
(1) Portfolio acquired in merger with FLIC on June 1, 2025.
(2) Loans originated by the Bank.
(3) Offsets include (i) general reserves plus (ii) for the Acquired Portfolio, the applicable nonaccretable and accretable purchase accounting loan marks and (iii) for Legacy ConnectOne, an additional qualitative reserve applicable to rent-regulated multifamily.

Selected Balance Sheet Items

The Company’s total assets were $14.2 billion as of March 31, 2026, compared to $14.0 billion as of December 31, 2025.  Loans receivable were $11.7 billion as of March 31, 2026 and $11.5 billion as of December 31, 2025.  Total deposits were $11.5 billion as of March 31, 2026 and $11.2 billion as of December 31, 2025.

The Company’s total stockholders’ equity increased to $1.592 billion as of March 31, 2026 from $1.573 billion as of December 31, 2025.  Retained earnings increased $27.3 million, partially offset by an increase in the accumulated other comprehensive loss of $6.2 million. As of March 31, 2026, the Company’s tangible common equity ratio and tangible book value per share were 8.64% and $23.93, respectively, compared to 8.62% and $23.52, respectively, as of December 31, 2025.  Total goodwill and other intangible assets were $277.3 million as of March 31, 2026, and $280.2 million as of December 31, 2025.

Share Repurchase Program

During the first quarter of 2026, the Company repurchased 90,000 shares of common stock at an average price of $26.21, leaving 551,118 shares authorized for repurchase under the current Board approved repurchase program.  The Company may repurchase shares from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock and the plan may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures.  ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends.  These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited.  They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP.  These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2026 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 23, 2026, to review the Company's financial performance and operating results.  The conference call dial-in number is 1 (646) 307-1963, access code 8368502.  Please dial in at least five minutes before the start of the call to register.  An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 23, 2026 and ending on Thursday, April 30, 2026, by dialing 1 (609) 800-9909, access code 8368502. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses.  BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and expectations of the Company.  These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions.  The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the health emergencies and natural disasters on the Company, its employees and operations, and its customers.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474; bill.burns@cnob.com

Media Contact:

Shannan Weeks

MikeWorldWide

732.299.7890; sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31,	December 31,	March 31,
	2026	2025	2025
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$39,472	$92,406	$49,759
Interest-bearing deposits with banks	304,999	288,489	242,844
Cash and cash equivalents	344,471	380,895	292,603

Investment securities	1,196,384	1,250,938	636,806
Equity securities	19,422	19,287	18,859

Loans held-for-sale	10,222	391	202

Loans receivable	11,735,596	11,453,280	8,201,134
Less: Allowance for credit losses - loans	153,056	154,305	82,403
Net loans receivable	11,582,540	11,298,975	8,118,731

Investment in restricted stock, at cost	51,464	54,722	37,031
Bank premises and equipment, net	54,765	55,285	27,624
Accrued interest receivable	62,473	60,761	46,740
Bank owned life insurance	373,664	370,713	244,651
Right of use operating lease assets	27,960	29,603	13,755
Goodwill	220,235	220,235	208,372
Core deposit intangibles	57,078	59,923	4,360
Other assets	208,883	200,972	109,521
Total assets	$14,209,561	$14,002,700	$9,759,255

LIABILITIES
Deposits:
Noninterest-bearing	$2,393,938	$2,420,397	$1,319,196
Interest-bearing	9,119,115	8,820,218	6,448,034
Total deposits	11,513,053	11,240,615	7,767,230
Borrowings	827,477	903,489	613,053
Subordinated debentures, net	202,050	201,864	80,071
Operating lease liabilities	30,560	32,446	14,737
Other liabilities	44,874	50,946	31,225
Total liabilities	12,618,014	12,429,360	8,506,316

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	857,765	857,765	586,946
Additional paid-in capital	38,257	38,763	36,007
Retained earnings	701,154	673,897	643,265
Treasury stock	(78,507)	(76,116)	(76,116)
Accumulated other comprehensive loss	(38,049)	(31,896)	(48,090)
Total stockholders' equity	1,591,547	1,573,340	1,252,939
Total liabilities and stockholders' equity	$14,209,561	$14,002,700	$9,759,255

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/26	12/31/25	03/31/25
Interest income
Interest and fees on loans	$168,298	$167,532	$115,351
Interest and dividends on investment securities:
Taxable	10,799	11,628	4,987
Tax-exempt	1,978	1,995	1,097
Dividends	935	936	889
Interest on federal funds sold and other short-term investments	2,387	4,249	2,465
Total interest income	184,397	186,340	124,789
Interest expense
Deposits	65,682	70,854	53,992
Borrowings	9,911	8,891	5,041
Total interest expense	75,593	79,745	59,033

Net interest income	108,804	106,595	65,756
Provision for credit losses	5,200	2,300	3,500
Net interest income after provision for credit losses	103,604	104,295	62,256

Noninterest income
Deposit, loan and other income	3,283	3,289	2,006
Income on bank owned life insurance	2,951	2,946	1,584
Net gains on sale of loans held-for-sale	427	631	332
Net gains (losses) on equity securities	135	(846)	529
Total noninterest income	6,796	6,020	4,451

Noninterest expenses
Salaries and employee benefits	32,768	31,211	22,578
Occupancy and equipment	5,345	5,265	2,680
FDIC insurance	2,000	2,400	1,800
Professional and consulting	3,108	2,908	2,366
Marketing and advertising	926	974	595
Information technology and communications	5,243	5,366	4,604
Merger expenses and restructuring charges	2,125	498	1,320
Branch closing expenses	—	1,275	—
Bank owned life insurance restructuring charge	—	—	327
Amortization of core deposit intangibles	2,845	3,196	279
Other expenses	3,509	3,853	2,756
Total noninterest expenses	57,869	56,946	39,305

Income before income tax expense	52,531	53,369	27,402
Income tax expense	14,709	13,851	7,160
Net income	37,822	39,518	20,242
Preferred dividends	1,509	1,509	1,509
Net income available to common stockholders	$36,313	$38,009	$18,733

Earnings per common share:
Basic	$0.72	$0.76	$0.49
Diluted	0.72	0.75	0.49

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
Selected Financial Data	(dollars in thousands)
Total assets	$14,209,561	$14,002,700	$14,023,585	$13,915,738	$9,759,255
Loans receivable:
Commercial	1,638,836	1,558,436	1,613,421	1,597,590	1,483,392
Commercial real estate	4,750,508	4,625,143	4,310,159	4,285,663	3,356,943
Multifamily	3,574,336	3,437,080	3,420,465	3,348,308	2,490,256
Commercial construction	571,073	623,902	728,615	681,222	617,593
Residential	1,202,539	1,210,980	1,233,305	1,254,646	256,555
Consumer	1,801	2,017	2,166	1,709	1,604
Gross loans	11,739,093	11,457,558	11,308,131	11,169,138	8,206,343
Net deferred loan fees	(3,497)	(4,278)	(4,495)	(4,661)	(5,209)
Loans receivable	11,735,596	11,453,280	11,303,636	11,164,477	8,201,134
Loans held-for-sale	10,222	391	—	1,027	202
Total loans	$11,745,818	$11,453,671	$11,303,636	$11,165,504	$8,201,336

Investment and equity securities	$1,215,806	$1,270,225	$1,272,335	$1,246,907	$655,665
Goodwill and other intangible assets	277,313	280,158	278,730	281,926	212,732
Deposits:
Noninterest-bearing demand	$2,393,938	$2,420,397	$2,513,102	$2,424,529	$1,319,196
Time deposits	3,010,971	2,796,877	2,977,952	3,065,015	2,550,223
Other interest-bearing deposits	6,108,144	6,023,341	5,878,241	5,788,943	3,897,811
Total deposits	$11,513,053	$11,240,615	$11,369,295	$11,278,487	$7,767,230

Borrowings	$827,477	$903,489	$833,443	$783,859	$613,053
Subordinated debentures (net of debt issuance costs)	202,050	201,864	201,677	276,500	80,071
Total stockholders' equity	1,591,547	1,573,340	1,538,344	1,496,431	1,252,939

Quarterly Average Balances
Total assets	$13,999,581	$13,963,138	$14,050,585	$11,108,430	$9,748,605
Loans receivable:
Commercial	$1,579,368	$1,597,123	$1,583,673	$1,486,245	$1,488,962
Commercial real estate (including multifamily)	8,137,515	7,822,943	7,630,195	6,404,302	5,852,342
Commercial construction	613,661	646,414	704,170	643,115	610,859
Residential	1,204,082	1,221,171	1,241,375	587,118	256,430
Consumer	6,851	5,473	6,747	5,759	5,687
Gross loans	11,541,477	11,293,124	11,166,160	9,126,539	8,214,280
Net deferred loan fees	(4,042)	(4,708)	(4,418)	(5,097)	(5,525)
Loans receivable	11,537,435	11,288,416	11,161,742	9,121,442	8,208,755
Loans held-for-sale	335	230	318	352	259
Total loans	$11,537,770	$11,288,646	$11,162,060	$9,121,794	$8,209,014

Investment and equity securities	$1,256,147	$1,269,275	$1,274,000	$845,614	$655,191
Goodwill and other intangible assets	279,158	279,165	280,814	235,848	212,915
Deposits:
Noninterest-bearing demand	$2,384,883	$2,473,596	$2,486,993	$1,680,653	$1,305,722
Time deposits	2,901,327	2,946,459	3,019,848	2,662,411	2,480,990
Other interest-bearing deposits	5,996,487	5,907,547	5,889,230	4,463,648	3,888,131
Total deposits	$11,282,697	$11,327,602	$11,396,071	$8,806,712	$7,674,843

Borrowings	$833,551	$781,388	$783,994	$723,303	$686,391
Subordinated debentures (net of debt issuance costs)	201,928	201,741	263,511	170,802	79,988
Total stockholders' equity	1,594,699	1,558,366	1,513,892	1,344,254	1,254,373

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
	(dollars in thousands, except for per share data)
Net interest income	$108,804	$106,595	$102,017	$78,883	$65,756
Provision for credit losses	5,200	2,300	5,500	35,700	3,500
Net interest income after provision for credit losses	103,604	104,295	96,517	43,183	62,256
Noninterest income
Deposit, loan and other income	3,283	3,289	3,836	2,570	2,006
Defined benefit pension plan curtailment gain	—	—	3,501	—	—
Employee retention tax credit	—	—	6,608	—	—
Income on bank owned life insurance	2,951	2,946	2,931	2,087	1,584
Net gains on sale of loans held-for-sale	427	631	859	181	332
Net gains (losses) on equity securities	135	(846)	1,674	347	529
Total noninterest income	6,796	6,020	19,409	5,185	4,451
Noninterest expenses
Salaries and employee benefits	32,768	31,211	32,401	25,233	22,578
Occupancy and equipment	5,345	5,265	5,122	3,478	2,680
FDIC insurance	2,000	2,400	2,400	2,000	1,800
Professional and consulting	3,108	2,908	2,929	2,598	2,366
Marketing and advertising	926	974	771	840	595
Information technology and communications	5,243	5,366	5,243	4,792	4,604
Restructuring and exit charges	—	—	994	—	—
Merger expenses and restructuring charges	2,125	498	1,898	30,745	1,320
Branch closing expenses	—	1,275	—	—	—
Bank owned life insurance restructuring charge	—	—	—	—	327
Amortization of core deposit intangible	2,845	3,196	3,196	1,251	279
Other expenses	3,509	3,853	3,719	2,712	2,756
Total noninterest expenses	57,869	56,946	58,673	73,649	39,305

Income (loss) before income tax expense	52,531	53,369	57,253	(25,281)	27,402
Income tax expense (benefit)	14,709	13,851	16,277	(4,988)	7,160
Net income (loss)	37,822	39,518	40,976	(20,293)	20,242
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Net income (loss) available to common stockholders	$36,313	$38,009	$39,467	$(21,802)	$18,733

Weighted average diluted common shares outstanding	50,382,297	50,414,115	50,462,030	42,173,758	38,511,237
Diluted EPS	$0.72	$0.75	$0.78	$(0.52)	$0.49

Reconciliation of GAAP Net Income to Operating Net Income:
Net income (loss)	$37,822	$39,518	$40,976	$(20,293)	$20,242
Restructuring and exit charges	—	—	994	—	—
Merger expenses and restructuring charges	2,125	498	1,898	30,745	1,320
Estimated state tax liability on intercompany dividends	—	—	—	3,000	—
Initial provision for credit losses related to merger	—	—	—	27,418	—
Branch closing expenses	—	1,275	—	—	—
Bank owned life insurance restructuring charge	—	—	—	—	327
Amortization of core deposit intangibles	2,845	3,196	3,196	1,251	279
Net (gains) losses on equity securities	(135)	846	(1,674)	(347)	(529)
Defined benefit pension plan curtailment gain	—	—	(3,501)	—	—
Employee retention tax credit	—	—	(6,608)	—	—
Tax impact of adjustments	(1,499)	(1,802)	1,737	(17,168)	(420)
Operating net income	$41,158	$43,531	$37,018	$24,606	$21,219
Preferred dividends	1,509	1,509	1,509	1,509	1,509
Operating net income available to common stockholders	$39,649	$42,022	$35,509	$23,097	$19,710

Operating diluted EPS (non-GAAP) (1)	$0.79	$0.83	$0.70	$0.55	$0.51

Return on Assets Measures
Average assets	$13,999,581	$13,963,138	$14,050,585	$11,108,430	$9,748,605
Return on avg. assets	1.10%	1.12%	1.16%	(0.73)%	0.84%
Operating return on avg. assets (non-GAAP) (2)	1.19	1.24	1.05	0.89	0.88
Pre-provision net operating revenue ("PPNR") return on avg. assets (non-GAAP) (3)	1.81	1.75	1.61	1.52	1.34

(1)	Operating net income available to common stockholders divided by weighted average diluted shares outstanding.

(2)	Operating net income divided by average assets.
(3)

Net income before income tax expense, provision for credit losses, merger expenses and restructuring charges, branch closing expenses, BOLI restructuring charges, restructuring and exit charges, employee retention tax credit, defined benefit pension plan curtailment gain, amortization of core deposit intangibles and net gains on equity securities divided by average assets.

	Three Months Ended
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,594,699	$1,558,366	$1,513,892	$1,344,254	$1,254,373
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,483,772	$1,447,439	$1,402,965	$1,233,327	$1,143,446
Less: average intangible assets	(279,158)	(279,165)	(280,814)	(235,848)	(212,915)
Average tangible common equity	$1,204,614	$1,168,274	$1,122,151	$997,479	$930,531
Return on avg. common equity (GAAP)	9.93%	10.42%	11.16%	(7.09)%	6.64%
Operating return on avg. common equity (non-GAAP) (4)	10.84	11.52	10.04	7.51	6.99
Return on avg. tangible common equity (non-GAAP) (5)	12.89	13.66	14.74	(8.42)	8.25
Operating return on avg. tangible common equity (non-GAAP) (6)	13.35	14.27	12.55	9.29	8.59

Efficiency Measures
Total noninterest expenses	$57,869	$56,946	$58,673	$73,649	$39,305
Restructuring and exit charges	—	—	(994)	—	—
Merger expenses and restructuring charges	(2,125)	(498)	(1,898)	(30,745)	(1,320)
Branch closing expenses	—	(1,275)	—	—	—
Bank owned life insurance restructuring charge	—	—	—	—	(327)
Amortization of core deposit intangibles	(2,845)	(3,196)	(3,196)	(1,251)	(279)
Operating noninterest expense	$52,899	$51,977	$52,585	$41,653	$37,379

Net interest income (tax equivalent basis)	$109,976	$107,761	$103,155	$79,810	$66,580
Noninterest income	6,796	6,020	19,409	5,185	4,451
Defined benefit pension plan curtailment gain	—	—	(3,501)	—	—
Employee retention tax credit	—	—	(6,608)	—	—
Net (gains) losses on equity securities	(135)	846	(1,674)	(347)	(529)
Operating revenue	$116,637	$114,627	$110,781	$84,648	$70,502

Operating efficiency ratio (non-GAAP) (7)	45.4%	45.3%	47.5%	49.2%	53.0%

Net Interest Margin
Average interest-earning assets	$13,160,794	$13,093,053	$13,172,443	$10,468,589	$9,224,712
Net interest income (tax equivalent basis)	$109,976	$107,761	$103,155	$79,810	$66,580
Net interest margin (non-GAAP)	3.39%	3.27%	3.11%	3.06%	2.93%

(4)	Operating net income available to common stockholders divided by average common equity.
(5)	Net income available to common stockholders, excluding amortization of intangible assets, divided by average tangible common equity.
(6)	Operating net income available to common stockholders, divided by average tangible common equity.
(7)	Operating noninterest expense divided by operating revenue.

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,591,547	$1,573,340	$1,538,344	$1,496,431	$1,252,939
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,480,620	$1,462,413	$1,427,417	$1,385,504	$1,142,012
Less: intangible assets	(277,313)	(280,158)	(278,730)	(281,926)	(212,732)
Tangible common equity	$1,203,307	$1,182,255	$1,148,687	$1,103,578	$929,280

Total assets	$14,209,561	$14,002,700	$14,023,585	$13,915,738	$9,759,255
Less: intangible assets	(277,313)	(280,158)	(278,730)	(281,926)	(212,732)
Tangible assets	$13,932,248	$13,722,542	$13,744,855	$13,633,812	$9,546,523

Common shares outstanding	50,288,494	50,271,854	50,273,089	50,270,162	38,469,975

Common equity ratio (GAAP)	10.42%	10.44%	10.18%	9.96%	11.70%
Tangible common equity ratio (non-GAAP) (8)	8.64	8.62	8.36	8.09	9.73

Regulatory capital ratios (Bancorp):
Leverage ratio	9.79%	9.61%	9.35%	11.58%	11.33%
Common equity Tier 1 risk-based ratio	10.23	10.24	10.17	10.04	11.14
Risk-based Tier 1 capital ratio	11.19	11.22	11.17	11.06	12.46
Risk-based total capital ratio	13.81	13.88	13.88	14.35	14.29

Regulatory capital ratios (Bank):
Leverage ratio	10.81%	10.59%	10.35%	12.81%	11.67%
Common equity Tier 1 risk-based ratio	12.36	12.36	12.37	12.22	12.82
Risk-based Tier 1 capital ratio	12.36	12.36	12.37	12.22	12.82
Risk-based total capital ratio	13.34	13.33	13.38	13.24	13.79

Book value per share (GAAP)	$29.44	$29.09	$28.39	$27.56	$29.69
Tangible book value per share (non-GAAP) (9)	23.93	23.52	22.85	21.95	24.16

(8)	Tangible common equity divided by tangible assets.
(9)	Tangible common equity divided by common shares outstanding at period-end.

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
Net Loan Charge-offs (Recoveries) (10):	(dollars in thousands)
Net loan charge-offs (recoveries):
Charge-offs	$2,758	$5,613	$5,174	$5,039	$3,555
Recoveries	(467)	(836)	(38)	(118)	(155)
Net loan charge-offs	$2,291	$4,777	$5,136	$4,921	$3,400
Net loan charge-offs as a % of average loans receivable (annualized)	0.08%	0.17%	0.18%	0.22%	0.17%

(10)	Includes only non-PCD loans.

	As of
	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2026	2025	2025	2025	2025
Asset Quality	(dollars in thousands)
Nonaccrual loans	$41,579	$45,915	$39,671	$39,228	$49,860
Other real estate owned	—	—	—	—	—
Nonperforming assets	$41,579	$45,915	$39,671	$39,228	$49,860

Allowance for credit losses - loans (excluding nonaccretable credit marks)	$115,398	$112,282	$113,163	$112,854	$82,230
Add: nonaccretable credit marks	37,658	42,023	43,336	43,336	173
Allowance for credit losses - loans ("ACL")	$153,056	$154,305	$156,499	$156,190	$82,403

Loans receivable	$11,735,596	$11,453,280	$11,303,636	$11,164,477	$8,201,134

Nonaccrual loans as a % of loans receivable	0.35%	0.40%	0.35%	0.35%	0.61
Nonperforming assets as a % of total assets	0.29	0.33	0.28	0.28	0.51
ACL as a % of loans receivable	1.30	1.35	1.38	1.40	1.00
ACL as a % of nonaccrual loans	368.1	336.1	394.5	398.2	165.3

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$1,307,184	$13,302	4.13%	$1,329,393	$14,154	4.22%	$745,873	$6,375	3.47%
Loans receivable and loans held-for-sale (2) (3) (4)	11,537,770	168,945	5.94	11,288,646	168,167	5.91	8,209,014	115,883	5.73
Federal funds sold and interest-
bearing deposits with banks	264,232	2,387	3.66	425,840	4,249	3.96	229,491	2,466	4.36
Restricted investment in bank stock	51,608	935	7.35	49,174	936	7.55	40,334	889	8.94
Total interest-earning assets	13,160,794	185,569	5.72	13,093,053	187,506	5.68	9,224,712	125,613	5.52
Allowance for loan losses	(154,481)			(158,576)			(84,027)
Noninterest-earning assets	993,268			1,028,661			607,920
Total assets	$13,999,581			$13,963,138			$9,748,605

Interest-bearing liabilities:
Money market deposits	2,903,419	20,146	2.81	2,919,230	21,882	2.97	1,572,287	11,287	2.91
Savings deposits	1,014,568	6,304	2.52	1,012,567	7,233	2.83	656,789	5,227	3.23
Time deposits	2,901,327	26,713	3.73	2,946,459	28,520	3.84	2,480,990	25,154	4.11
Other interest-bearing deposits	2,078,500	12,519	2.44	1,975,750	13,219	2.65	1,659,055	12,324	3.01
Total interest-bearing deposits	8,897,814	65,682	2.99	8,854,006	70,854	3.17	6,369,121	53,992	3.44

Borrowings	833,551	5,513	2.68	781,388	4,582	2.33	686,391	3,725	2.20
Subordinated debentures	201,928	4,385	8.81	201,741	4,294	8.44	79,988	1,298	6.58
Finance lease	921	13	5.72	995	15	5.98	1,210	18	6.03
Total interest-bearing liabilities	9,934,214	75,593	3.09	9,838,130	79,745	3.22	7,136,710	59,033	3.35

Noninterest-bearing demand deposits	2,384,883			2,473,596			1,305,722
Other liabilities	85,785			93,046			51,800
Total noninterest-bearing liabilities	2,470,668			2,566,642			1,357,522
Stockholders' equity	1,594,699			1,558,366			1,254,373
Total liabilities and stockholders' equity	$13,999,581			$13,963,138			$9,748,605

Net interest income (tax equivalent basis)		109,976			107,761			66,580
Net interest spread (5)			2.63%			2.46%			2.17%

Net interest margin (6)			3.39%			3.27%			2.93%

Tax equivalent adjustment		(1,172)			(1,166)			(824)
Net interest income		$108,804			$106,595			$65,756

(1)	Average balances are calculated on amortized cost.
(2)	Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3)	Includes loan fee income.
(4)	Loans include nonaccrual loans.
(5)	Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6)	Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7)	Rates are annualized.